Exhibit 4.48

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF THE ACT (AS DEFINED IN SECTION 10(M)) OR THE GUIDANCE OR INSTRUCTION OF THE REGULATOR (AS DEFINED IN SECTION 10(M)).

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of February 22, 2024 (the “Effective Date”), by and among Cannequality LLC, an Illinois limited liability company (the “Company”), Stephanie Biegel, Veronica Smith, Cleopatra Cowley, Lisa Sargent, and Elliot Berman (“Sellers”), and Rogue EBC, LLC, an Illinois limited liability company (the “Purchaser”). Sellers, Purchaser, and the Company are also sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Sellers are the holders of 100% of the membership interests of the Company which constitute all of the outstanding equity interests of the Company (the “Membership Interests”);

WHEREAS, the Company’s sole business since its formation has been (i) preparing to operate a state-regulated craft grower facility and (ii) the acquisition of the license described on Exhibit A hereto (together with all rights and privileges associated therewith, the “License”); and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers the Membership Interests on the terms and subject to the conditions set forth in this Agreement (the “Purchase”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Sale and Purchase. Subject to the terms and conditions of this Agreement:

(a) Purchase Price. Purchaser hereby agrees to purchase from Sellers the Membership Interests for an aggregate purchase price of $750,000 (the “Purchase Price”) as set forth herein.

(b) Closing and Closing Date. The closing of the Purchase and the other transactions contemplated by of this Agreement (collectively, the “Closing”) shall take place at 12:01 a.m., Central Standard Time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Section 7, or on such other date as the Parties may mutually determine (the “Closing Date”).

(c) Payment of Purchase Price.

(i) Prior to the execution of this Agreement, Purchaser has paid $50,000 of the Purchase Price to Sellers (the “Initial Payment”). The Parties agree and acknowledge that the Initial Payment shall be treated as a deposit to be credited towards the Purchase Price upon the Approval Date (as defined below). Notwithstanding the foregoing, in the event the Regulator does not approve the transfer of the Membership Interests from Sellers to Purchaser, then Sellers shall refund the Initial Payment to the Purchaser in its entirety within two (2) Business Days of the Parties receiving notice from the Regulator of its denial of the transfer.

(ii) Within two (2) Business Days of the Regulator approving the transfer of the Membership Interests from Sellers to Purchaser (the “Approval Date”), Purchaser shall pay to Sellers $700,000 of the Purchase Price via wire transfer to the account designated by Sellers (the “Approval Payment”).

(d) Payment of Company Liabilities. Although it is anticipated that the Company will have no Liabilities as of immediately prior to Closing, to the extent that the Company does have Liabilities outstanding as of immediately prior to the Closing, Purchaser shall be entitled to pay off such Liabilities at Closing and reduce the Approval Payment on a dollar for dollar basis (in which case, Sellers shall cooperate with Purchaser in good faith to facilitate the making of such payments). In the event the Approval Payment is insufficient to cover such Liabilities existing at Closing, the Initial Payment shall be used to cover such additional Liabilities and if Liabilities still exist, then Purchaser may deduct such remaining amount from the Final Payments.

(e) Delivery of Membership Interests. On the Closing Date, and contingent upon Sellers receiving the Approval Payment, Sellers shall deliver to Purchaser the certificate or certificates representing the Membership Interests (if any) and duly executed membership interest powers in the form attached hereto as Exhibit B effecting the transfer of the Membership Interests to Purchaser. Thereupon, all of Sellers’ rights, title and interest in and to the Membership Interests shall terminate.

(f) Withholding. If Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Purchaser shall provide written notice to Seller no less than ten (10) days prior to the date on which such deduction or withholding is to be made, or within one (1) Business Day of Purchaser’s knowledge thereof, if such knowledge is received by Purchaser within such 10-day notice period, with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. To the extent that amounts are so withheld and paid over to the appropriate tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person otherwise entitled to receive such payments pursuant to this Agreement.

(g) Tax Treatment.

(i) The Parties acknowledge and agree that: (i) for U.S. federal income Tax purposes, and for corresponding state and local income Tax purposes (except as required by a final determination as defined in Section 1313(a) of the Code or corresponding provisions of state and local Tax Law), the Parties shall treat the sale and purchase of the Membership Interests pursuant to this Agreement as a purchase of the assets of the Company and (ii) the sale and purchase of the Membership Interests pursuant to this Agreement shall be treated as a sale of limited liability company interests for all Tax purposes other than income Taxes.

(ii) Purchaser and Sellers agree that for all purposes (tax and financial accounting) the purchase price shall be allocated pursuant to Exhibit C, which Purchaser shall prepare and provide to Sellers. Sellers, Purchaser and their Affiliates shall report, act, and file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with Exhibit C. In case of any adjustment to the Purchase Price (or any other item of consideration for U.S. federal income Tax purposes) requiring an amendment to the allocation, Purchaser shall amend the allocation in accordance with the principles set forth in this Section 1(g) and provide such amended allocation to Sellers. Neither Sellers nor Purchaser shall take any Tax position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by a final determination as defined in Section 1313(a) of the Code.

2. Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Purchaser, both as of the date hereof and as of the Closing, as follows:

(a) Organization and Authority. Each Seller that is an entity is duly organized or incorporated, validly existing and in active status as a limited liability company or corporation under the Laws of the state in which it was organized or incorporated. Each such Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified. No Person (as defined below) owns or has any interest in the Company or its business other than Sellers.

(b) Power and Authority; Binding Effect. Each Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Purchase, and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally.

(c) Ownership of Membership Interests. Sellers own all right, title and interest (legal and beneficial) in and to all of the Membership Interests free and clear of all liens and encumbrances, including without limitation any lien, pledge, claim, security interest, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of Law or otherwise (each, an “Encumbrance”). Upon delivery and payment for the Membership Interests, Purchaser shall acquire valid title to such Membership Interests, free and clear of Encumbrances. No person has any agreement, option, understanding or commitment (oral or in writing) with respect to the purchase, voting, or acquisition of any of the Membership Interests. The Membership Interests have been duly authorized and are fully-paid, non-assessable and validly issued in accordance with any applicable Law and the Articles of Organization and operating agreement (the “Organizational Documents”) of the Company. Apart from the Membership Interests, there are no other outstanding equity or phantom equity interests of any kind with respect to the Company. There are no outstanding or authorized options, warrants, convertible securities or any other rights, agreements, arrangements or commitments of any kind or character relating to any membership interests in the Company or obligating Sellers or the Company to issue or sell any membership interests, or any other interest, in the Company. Other than the Company’s Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(d) Authorization, Approval and Enforceability. Each Seller has full power and authority to execute, deliver and perform his/her/its obligations under this Agreement. Other than the consents to the transfer of the License from all Governmental Authorities (as defined below) required to approve such transfer under applicable Law (the “License Transfer Consents”), no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Governmental Authority” and “Governmental Authorities” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.

(e) No Conflicts. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of Sellers will breach any statutes or regulations of any Governmental Authority, domestic or foreign, or will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, Contract, or instrument to which any Seller is a party or by which it, or its assets, may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, or require the consent of any person or entity (other than consents obtained on or before the Closing), which, in each of the foregoing cases, would have any material adverse impact on any Seller’s ability to perform its obligations hereunder.

(f) No Continuing Rights. Sellers acknowledge that the Purchase Price represents the entire consideration to be paid for Sellers’ Membership Interests and that, conditioned upon Sellers receiving the Purchase Price, Sellers shall have no further rights with respect to either the Membership Interests, the Company, or the License.

(g) Adequacy of Payment. Sellers agree that the amount of the Purchase Price and the consideration set forth in Section 1 is fair and equitable to Sellers. Each Seller acknowledges that arm’s-length negotiations between Purchaser, on the one hand, and Sellers, on the other, resulted in Sellers and Purchaser agreeing to the sufficiency of the Purchase Price set forth in Section 1.

(h) Receipt of Information. Each Seller acknowledges that he/she/it (i) has made the decision to sell the Membership Interests voluntarily and without inducement by Purchaser (or any of its respective Affiliates) or any other Person, (ii) has undertaken a thorough evaluation of the transactions contemplated hereby, (iii) is an informed and sophisticated person, and (iv) has had an opportunity to consult with legal and financial experts regarding the transactions contemplated hereby.

(i) Value of Membership Interests. Each Seller acknowledges and agrees that (i) the value of the Membership Interests may significantly increase or decrease over time, (ii) the Purchase Price may not be the highest price that Sellers could obtain for the Membership Interests in the future, and (iii) Sellers are relinquishing the opportunity to sell the Membership Interests at a higher and to receive the benefit of future appreciation, if any, in the value of the Membership Interests. Each Seller is aware that (x) the Company may sell in the future its Membership Interests at a price substantially higher or lower than the Purchase Price, and (y) if the Company is either sold or consummates a public offering in the future, the consideration received by holders of the Company’s equity interests in connection with such transaction or the initial public offering price in such public offering, as the case may be, may be substantially greater or lower than the Purchase Price.

(j) No Litigation. There is no pending or, to Sellers’ knowledge, threatened legal Proceeding (except for the Disclosed License Proceedings) by any Government Authority or third party, impacting the Company, the License, or Seller’s interest in the Membership Interests.

(k) Brokers. Sellers have not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Purchase.

3. Representations and Warranties with Respect to the Company. Sellers and the Company jointly and severally, hereby represent and warrant to Purchaser, both as of the date hereof and as of the Closing, as follows:

(a) Organization and Authority of Company to Conduct Business. The Company is duly organized, validly existing and in active status as a limited liability company under the Laws of Illinois. The Company is duly qualified and in good standing in each jurisdiction where it is required to be qualified. No Person (as defined below) owns or has any interest in the Company or its business other than Sellers. The Company has full limited liability company power and authority, as applicable to conduct its business as it is presently being conducted and to own and lease its properties and assets. For purposes of this Agreement: (i) “Affiliate” of any Party means any Person which directly or indirectly controls, or is under common control with, or is controlled by, such Party (where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise)); and (ii) “Person” means any  Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(b) Power and Authority; Binding Effect. The Company has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Purchase, and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally.

(c) Cannabis License. The Company owns the License free and clear of any Encumbrances (other than those Encumbrances set forth in the Act and the rules and regulations promulgated thereunder). Without limiting any other representation of the Company or Sellers in this Agreement, there is no claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding (each, a “Proceeding”) pending or, to the knowledge of Sellers or the Company, threatened against the License, or to the knowledge of Sellers or the Company otherwise relating to or affecting in any adverse manner the License, other than In re Cannabis Craft Grower Litigation, Case No. 22 CH 06071, pending before Judge Pamela Meyerson in the Circuit Court of Cook County (the “Disclosed License Proceedings”). The Company is not a party to the Disclosed License Proceedings. After the Closing Date, the Company shall hold good and valid title to the License and shall be able to use the License under the Act.

(d) Equity Information. The Membership Interests constitute all of the ownership interest in the Company. The Membership Interests have been duly authorized and validly issued and have been issued in compliance with applicable securities Laws. The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents as currently in effect. Other than the Membership Interests, there are not now outstanding any other equity interests, phantom equity interests or other securities, or any options, warrants or any rights related to the Company or to any other equity interests, phantom equity interests or other securities of Company. There are no agreements of any kind relating to the issuance of any equity interests of Company or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of Company. There are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the Membership Interests.

(e) No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Purchase, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (i) a violation of or conflict with any provision of the organizational or other governing documents of Company, (ii) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any Contract, agreement, indebtedness, lease, commitment, license, franchise, permit or authorization to which Company is a party, (iii) a violation by Company of any Law, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to Company which could result in a penalty or a loss of privilege or (iv) an imposition of any Encumbrance on the assets of Company or the Membership Interests.

(f) Consents and Approvals. Except for the License Transfer Consents, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the Purchase or will be necessary to ensure the continuing validity and effectiveness following the Closing of the License.

(g) No Proceedings. There is no Proceeding pending or, to the knowledge of the Company or Sellers, threatened involving the Company other than the Disclosed License Proceedings.

(h) Taxes. (i) All material Tax Returns of or with respect to the Company required to be filed have been duly and timely filed with the appropriate Governmental Authority, and all Taxes related thereto have been timely paid; (ii) there are no Tax sharing agreements, Tax indemnity agreements or other similar agreements to which the Company is a party under which Purchaser or the Company could be liable for any Taxes or other claims of any party (excluding in each case contracts with vendors, landlords, and other persons the principal purpose of which is not to address Tax matters) that will not be terminated on or prior to the Closing; (iii) all material Taxes that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to or from any partner, member, employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable; (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) no notice has been received by the Company and no claim has been made within the past five (5) years by any Governmental Authority in any jurisdiction where the Company did not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vi) there is no dispute or claim concerning any material Tax liability of the Company or related to the business of the Company either claimed or raised by any Governmental Authority; (vii) there is no written Tax deficiency outstanding, proposed or assessed against or with respect to the Company, nor has the Company (or Affiliate thereof, including Sellers) either executed any unexpired waiver or comparable consent of any statute of limitations on or extending the period for the assessment or collection of any Tax with respect to the Company or been requested to enter into any such waiver or comparable consent; (viii) no Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2; (ix) the Company has not applied for or received loans or payments under Covid Relief, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, claimed any Tax credits under Covid Relief, or deferred any Taxes under Covid Relief; and (x) the Company is currently, and at all times since its formation has been classified as a partnership for all U.S. federal, state, and local income Tax purpose.

(i) Property. Other than the License, (i) the Company does not own or have any leasehold, fee or other ownership interest in any real property, (ii) the Company does not own or have any leasehold, fee or other ownership interest in any tangible personal property, and (iii) the Company does not own or have any leasehold, license, fee, or other ownership interest in any intellectual property or other intangible personal property.

(j) Compliance with Laws and Permits. The Company has conducted its business in compliance with, and the Company has been and is in compliance in all material respects with, all applicable Laws, except Federal Cannabis Laws.

(k) Employees. The Company does not have and has never had any employees or independent contractors. The Company does not have and have never had any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(l) Insurance. The Company does not have any insurance policies.

(m) Contracts. Other than the License and this Agreement, there are no Contracts to which (i) any Seller is a party that relate to the Company, the Company’s business, the License, or the Membership Interests or (ii) the Company is a party or by which the Company is bound.

(n) Bank Accounts; Powers of Attorney. The Company has no bank accounts, safe deposit boxes or lock box arrangements.

(o) No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

(p) No Unlawful Contributions or Other Payments. Neither the Company, any Seller, any equity owner, director, manager, officer, agent, employee, affiliate, nor any other person associated with or acting on behalf of Company has (i) used Company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated or is in violation of any provision of (x) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (y) any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (z) any other anti-bribery or anti-corruption statute or regulation.

(q) Compliance with Anti-Money Laundering Laws. Except with respect to the Federal Cannabis Laws, the operations of the Company are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where Company conducts or has conducted business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or Proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(r) Compliance with OFAC. Neither the Company, any Seller, nor any director, manager, officer, agent, employee or Affiliate of the Company is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since the Company’s inception, the Company has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

(s) Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, whether or not reasonably anticipated, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except for Liabilities imposed on the Company under the terms of this Agreement.

(t) No Litigation. There is no pending or, to Company’s knowledge, threatened legal Proceeding (except for the Disclosed License Proceedings) by any Government Authority or third party, impacting the Company, the License, or Company’s interest in the License.

(u) No Brokers. The Company has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Purchase.

(v) Operations. The Company has not commenced operations utilizing the License and has not grown or sold cannabis under such License.

4. Full Disclosure. Sellers and the Company jointly and severally, hereby represent and warrant to Purchaser, both as of the date hereof and as of the Closing no representation or warranty made by Sellers or the Company in Section 2 or Section 3 and no statement contained in any related schedule to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any materially untrue statement of fact, or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not materially misleading.

5. Representation and Warranties of Purchaser. In connection with the Purchase, Purchaser hereby represents and warrants to Sellers as follows:

(a) No Broker. No person has any right or other claim against Purchaser for any commission, fee or other compensation as a finder or broker in connection with the Purchase.

(b) Authorization, Approval and Enforceability. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement. Other than the License Transfer Consents, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally.

(c) Ability to Bear Risk. Purchaser is financially capable of bearing the risk of loss of the entire investment represented by the Membership Interests and is able to bear the economic risk of investment in the Membership Interests for an indefinite period of time.

6. Certain Covenants.

(a) Conduct of Business Prior to Closing. From the date hereof until the Closing, except to the extent explicitly requested in writing by the Purchaser, Sellers shall not take, and shall not permit the Company to take, any action (including a material omission) that would be reasonably expected to cause (i) one or more of the representations made by Sellers or the Company in this Agreement to cease to be true, or to fail to be true as of the Closing or (ii) one or more of the conditions to Closing set forth herein to not be satisfied or to be materially delayed.

(b) Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, upon no less than two (2) Business Days prior written notice, and during normal business hours, (a) afford Purchaser, its Affiliates, and their respective representatives access to and the right to inspect all books and records, Contracts and other documents and data related to the Company or the License; (b) furnish Purchaser, its Affiliates and their respective representatives with such financial, operating and other data and information related to the Company as the same may request; and (c) instruct the representatives of Sellers and the Company to cooperate with Purchaser in its investigation of the Company.

(c) Further Assurances; Additional Agreements. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(d) Tax Matters.

(i) Straddle Period. In the case of a taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company not based upon or measured by income, activities, events, gain, receipts, proceeds, profits, payroll or similar items for the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.

(ii) Transfer Taxes. Purchaser shall pay and be responsible for all sales, use, value-added, business, goods and services, stamp, stamp duty, transfer, documentary, conveyancing or similar Taxes or expenses that may be imposed as a result of the sale and transfer of the Membership Interests, together with any and all penalties, interest and additions to Tax with respect thereto (“Transfer Taxes”), if any, and Purchaser (at its expense) shall timely file all Tax Returns related thereto.

(iii) Tax Contests. Each Party hereto shall give prompt notice to the other Parties hereto of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability or Tax Return of the Company (a “Tax Claim”) that relates to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”); provided, that failure to comply with this provision shall not affect Purchaser’s rights to indemnification hereunder unless Sellers are materially prejudiced thereby. Sellers shall have the right (at his expense), to control all Tax Claims that relate solely to a Pre-Closing Tax Period (other than a Straddle Period) only if (a) Sellers provide Purchaser with evidence reasonably acceptable to Purchaser that Sellers will have adequate financial resources to defend against the Tax Claim and fulfill Sellers’ indemnification obligations hereunder, (b) the Tax Claim involves only money damages and does not seek an injunction or other equitable relief against Purchaser or any of Purchaser’s Affiliates,

(c) the Tax Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding and (d) Sellers conduct the defense of the Tax Claim actively and diligently; provided, however, that Sellers shall obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Purchaser shall be entitled to participate in the defense of such claim and to employ counsel of its choice (at its expense) for such purpose. If Sellers are not entitled to control the consent or resolution of a Tax Claim, Purchaser shall control such Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Sellers (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim related to a Pre-Closing Tax Period (other than a Straddle Period); and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of his own choice (at his expense) for such purpose. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the exclusive right to control in all respects, and Sellers shall not be entitled to participate in, any Tax Claim to the extent that it relates to any combined, consolidated, affiliated, aggregated or unitary group Tax Return that includes Purchaser or any Affiliate thereof (“Combined Tax Return”).

(e) Tax Cooperation. Each Party hereto shall, respectively, provide each other with such cooperation and information as each may reasonably request (i) in preparing and filing any Tax Return, any amended Tax Returns, or any claim for refund, (ii) in determining or contesting a liability for Taxes or a right to a refund of Taxes, and (iii) in preparing for, participating in, or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities.

(f) Obligations of Purchaser. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Purchaser shall cooperate with the Company and Sellers and use commercially reasonable efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Act and applicable Laws to consummate and make effective the transfer of the License to Purchaser and the other transactions contemplated hereby as soon as practicable.

(g) Obligations of the Company and Sellers. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company and Sellers shall cooperate with Purchaser and use commercially reasonable efforts to promptly take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Act and applicable Laws to consummate and make effective the transfer of the License and the other transactions contemplated hereby as soon as practicable; and

(h) Confidentiality and Publicity.

(i) From and after the date hereof through the Closing, Sellers, and Purchaser shall, and shall each cause their Affiliates to, hold, and shall use their commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers, or Purchaser can show that such information (a) is generally available to and known by the public through no fault of Sellers or Purchaser (as applicable), any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Sellers, or Purchaser (as applicable), any of their Affiliates or their respective Representatives from and after the date hereof from sources which are not prohibited from disclosing such information by a known legal, contractual or fiduciary obligation. If Sellers or Purchaser (as applicable), or any of their Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers, or Purchaser (as applicable) shall promptly notify the other Parties in writing and shall disclose only that portion of such information which Sellers, or Purchaser (as applicable) are advised by their counsel is legally required to be disclosed, provided that Sellers, Purchaser (as applicable) shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Party hereto shall be responsible to the other Parties hereto for any act of any of its representatives that, if taken by a Party hereto, would be a violation of this Section 6(h). For the avoidance of doubt, the restrictions in this Section 6(h) shall not prevent any disclosure to Regulatory Authorities contemplated under Section 6(i).

(ii) From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a known legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Sellers are advised by their counsel is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information (or to facilitate any such efforts made by Purchaser). Sellers shall be responsible to Purchaser for any act of any Representatives of a Seller that, if taken by a Seller, would be a violation of this Section 6(i)(ii).

(iii) The fact that the Parties have entered into this Agreement shall be part of the information that each Party is obligated to keep confidential pursuant to this Section 6(h).

(i) Cannabis License. Purchaser and Sellers hereby acknowledge that obtaining the License Transfer Consents is required prior to the consummating the Purchase. The Parties further agree as follows:

(i) Each Party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates (including, without limitation, those required to obtain the License Transfer Consents); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities (including without limitation the Regulator) that may be or become necessary or, in Purchaser’s discretion, advisable in respect of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not take any action that would be reasonably expected to have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii) Without limiting the generality of the Parties’ undertakings pursuant to subsection (i), each of the Parties hereto shall use all commercially reasonable efforts to:(i) respond to any inquiries by any Governmental Authority regarding regulatory approval or other matters with respect to the transactions contemplated by this Agreement or any document ancillary thereto; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and (iii) in the event any action of a Governmental Authority adversely affects the ability of the Parties to consummate the transactions contemplated by this Agreement, the Parties shall work together in good faith to have such action reverse or otherwise mitigated.

(iii) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the License Transfer Consents and transactions contemplated hereunder shall be disclosed to, and subject to prior approval by, Purchaser in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Sellers and the Company shall give notice to Purchaser with respect to any material meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being reasonably sufficient to provide Purchaser with the opportunity to attend and participate in such material meeting, discussion, appearance or contact.

7. Conditions to Closing.

(a) Conditions to Obligations of Each Party under this Agreement. The respective obligations of each Party to effect the Closing will be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by applicable Law (provided that, for the avoidance of doubt, no party shall be required to waive any such condition).

(i) Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered, other than the Federal Cannabis Laws, any statute, rule, regulation, or order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Purchase illegal or otherwise prohibiting consummation of the Purchase or otherwise prohibiting Purchaser’s use of the License.

(ii) Consents and Approvals. The Parties shall have obtained the License Transfer Consents.

(b) Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing are subject to satisfaction or waiver of the following additional conditions (provided that, for the avoidance of doubt, Purchaser shall not be required to waive any such condition):

(i) Representations and Warranties. The representations and warranties of Company and Sellers set forth in this Agreement shall be true and correct in all material respects as of immediately prior to the Closing as if made as of such time (except (i) to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date and (ii) to the extent that such representations and warranties contain materiality qualifiers, in which case such representations and warranties will be true and correct in all respects subject to those materiality qualifiers).

(ii) Agreements and Covenants. The Company and Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(iii) Documents. All of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement, will have been executed by the Parties thereto other than Purchaser and delivered to Purchaser.

(iv) No Material Adverse Effect. Since the date of this Agreement, no change or event or effect that is materially adverse to the business or financial condition of the Company, or to the License, shall have occurred (other than any change or event caused primarily by a breach by Purchaser of Section 6(f)).

(v) No Other Litigation. There shall not be pending any legal Proceeding (except for the Disclosed License Proceedings): (x) challenging or seeking to restrain or prohibit the Closing; (y) relating to the Purchase and seeking to obtain from Purchaser or its Affiliates, or from the Company or its Affiliates, any damages or other relief that would be material to Purchaser or the Company; or (z) that would materially affect the License and Purchaser’s right to use the License.

(vi) Due Diligence. Seller and Company shall have delivered the materials and information provided on the due diligence list attached hereto on Exhibit D (the “Due Diligence Materials”) and Purchaser shall, in writing, affirm its satisfaction with the Due Diligence Materials or otherwise waive compliance with this Section 7(b)(vi).

(vii) Miscellaneous. Purchaser shall have received from the Company and Sellers all such other documents, instruments and certificates of the Company and/or Sellers, and the Company and Sellers shall have taken such other action, as shall be reasonably requested by Purchaser.

(c) Additional Conditions to Obligations of Company and Sellers. The obligation of the Company and Sellers to effect the Closing is subject to satisfaction or waiver of the following additional conditions (provided that, for the avoidance of doubt, Sellers and the Company shall not be required to waive any such condition):

(i) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement will be true and correct in all material respects on the Closing Date as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date).

(ii) Agreements and Covenants. Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

(iii) Documents. All of the documents, instruments and agreements to be executed and/or delivered by Purchaser or pursuant to this Agreement, will have been executed by Purchaser and/or delivered to the Company and/or Sellers, as applicable.

(iv) Officer’s Certificate. Purchaser shall have delivered to the Company a certificate executed by an officer of Purchaser certifying Purchaser’s compliance with Sections 7(c)(i) and (ii).

8. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and Sellers;

(b) By either Purchaser or Sellers if a Governmental Authority shall have issued an order or taken any other action (excluding any order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Purchase or any part of it; provided, that the right to terminate this Agreement under this Section 8(b) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the issuance of such order or taking of such action;

(c) By Purchaser, if (i) any of the representations and warranties of the Company or Sellers in this Agreement become untrue or inaccurate such that Section 7(b)(i) would not be satisfied or (ii) there has been a material breach on the part of the Company or Sellers of any of its covenants or agreements contained in this Agreement that is not cured within 30 days following the breaching Party’s receipt of written notice of the breach, such that Section 7(b)(ii) would not be satisfied; or

(d) By Sellers if (i) any of the representations and warranties of Purchaser in this Agreement become untrue or inaccurate such that Section 7(c)(i) would not be satisfied or (ii) there has been a material breach on the part of Purchaser of any of its covenants or agreements contained in this Agreement that is not cured within 30 days following the breaching Party’s receipt of written notice of the breach, such that Section 7(c)(ii) would not be satisfied.

A termination under this Section shall become effective upon delivery of written notice by the terminating Party/Parties to the other Parties. This Section 8 and Sections 9 and 10 shall survive the termination of this Agreement. For the avoidance of doubt, the termination of this Agreement shall not relieve a Party of liability hereunder with respect to a breach of this Agreement that occurred prior to such termination. For the removal of doubt, regardless of the basis for termination, Sellers will be entitled to keep the Initial Payment.

9. Survival; Indemnification.

(a) Survival of Representations, Warranties, Covenants and Agreements.

(i) All representations and warranties of the Company and Sellers contained in this Agreement will survive the Closing Date for a period of twenty-four (24) months (the “General Survival Period”); provided, that (x) the representations and warranties in Sections 2(a-e), (j) and Sections 3(a-e), (s-t) (collectively, the “Company Fundamental Representations”) will survive the Closing Date indefinitely; and (y) the representations and warranties in Section 3(h) (“Tax Representations”) will survive the Closing Date until ninety (90) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, or extension thereof). Any claim made by Purchaser for a breach of a representation or warranty by the Company or Sellers contained in this Agreement must be delivered in writing by Purchaser to Sellers prior to the applicable expiration date set forth in this Section 9(a)(i). Any claim made by Purchaser based on fraud in the giving of such representations and warranties will survive indefinitely. All of the representations and warranties of the Company and Sellers contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession of information or assets on the part of Purchaser or its representatives. All covenants and agreements made by the Company and/or Sellers contained in this Agreement will survive the Closing Date until fully performed or discharged.

(ii) All representations and warranties of Purchaser contained in Section 5 of this Agreement will survive the Closing Date for the General Survival Period; provided, that the representations and warranties in Sections 5(a-b) (collectively, the “Purchaser Fundamental Representations”) will survive the Closing Date indefinitely. Any claim made by the Sellers for a breach of a representation or warranty by Purchaser contained in Section 5 of this Agreement must be delivered in writing to Purchaser prior to the above-referenced applicable expiration date. Any claim made by Sellers based on fraud in the giving of such representations and warranties will survive indefinitely. All covenants and agreements made by Purchaser contained in this Agreement will survive the Closing Date until fully performed or discharged.

(iii) Any written claim for breach of representation and warranty delivered prior to the above-referenced applicable expiration date to the Party against whom such indemnification is sought will survive thereafter and, as to any such claim, such expiration, if any, will not affect the rights to indemnification under this Section 9 of the Party making such claim.

(b) Indemnification by Sellers. Sellers shall, jointly and severally, indemnify, defend, and hold harmless Purchaser and its Affiliates, and the directors, managers, officers, employees and representatives of Purchaser and its Affiliates (each a “Purchaser Indemnitee” and collectively, the “Purchaser Indemnitees”), from and against any and all (i) damages, liabilities, losses, claims, obligations, liens, assessments, judgments, Taxes, fines, penalties, costs and expenses (including without limitation attorneys’ fees) (collectively, “Damages”) suffered or incurred by arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or other undertaking made by Sellers or the Company in this Agreement, (ii) Damages arising out of Sellers’ or their Affiliates’ or their respective representatives’ fraud or willful misconduct, (iii) Liabilities of the Company that remain outstanding as of the Closing; and (iv) Indemnified Taxes. No Purchaser Indemnitee shall be entitled to indemnification for Damages to the extent of (i) Taxes that arise from any breach of a covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, (ii) Taxes that arise from any action taken by Purchaser on the Closing Date following the Closing outside the ordinary course of business, except as otherwise contemplated by this Agreement, (iii) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof) or (iv) any Transfer Taxes that are the responsibility of Purchaser.

(c) Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold Sellers harmless from and against any and all (i) Damages suffered or incurred by Sellers arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or other undertaking made by Purchaser in this Agreement and (ii) Damages arising out of Purchaser’s, its Affiliates’ or their respective representatives’ fraud or willful misconduct.

(d) Limits on Indemnification. The aggregate liability of Sellers in respect of claims for indemnification pursuant to Section 9(b) that results from a breach of a representation or warranty that is not a Company Fundamental Representation or a Tax Representation shall not exceed $350,000.00 (the “Cap”); provided, that the foregoing limitations on indemnification shall not apply to any claims for indemnification based on any actual fraud, gross misrepresentation or willful misconduct of Sellers. The aggregate liability of Purchaser in respect of claims for indemnification pursuant to Section 9(c) that results from a breach of a representation or warranty that is not a Purchaser Fundamental Representation shall not exceed the Cap; provided, that the foregoing limitations on indemnification shall not apply to any claims for indemnification based on any actual fraud, gross misrepresentation or willful misconduct of Purchaser.

(e) Notification of Claims. In the event that any Party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party will deliver to the indemnifying Party (the “Indemnifying Party”), which delivery with respect to the losses arising from breaches of representations and warranties will be on or prior to the date upon which the applicable representations and warranties expire pursuant to Section 9(a) hereof, a signed certificate, which certificate will (i) state that losses have been incurred or that a claim has been made for which losses may be incurred, (ii) specify the sections of this Agreement under which such claim is made, and (iii) specify in reasonable detail each individual item of loss or other claim including (to the extent practicable) the amount thereof and the date such loss was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any suit or proceeding initiated by a third party which pertains to a matter for which indemnification may be sought (a “Third Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby. In the event of a claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such claim to an Indemnifying Party under this Section 9(e) and the Indemnifying Party receiving such notice disputes all or any part of such claim, then Purchaser and Sellers will first attempt to resolve such claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 9(e) will be binding until reduced to a writing signed by the applicable Parties. If the dispute is not resolved within twenty (20) Business Days after the date of delivery of such claim, then such dispute will be resolved in accordance with Section 10(b). Nothing in this Section 9(e) will prevent any Party from seeking injunctive relief in accordance with this Agreement.

(f) Tax Treatment. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to “purchase price” for all Tax purposes, unless otherwise required by applicable Law.

10. Miscellaneous.

(a) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser, Sellers, the Company and their respective successors and assigns, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns. Sellers and the Company may not assign their rights under this Agreement to any Person without the prior written consent of Purchaser. Purchaser may assign this Agreement to an Affiliate of Purchaser without the consent of any other Party.

(b) Governing Law; Dispute Resolution.

(i) Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Illinois, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

(ii) Initial Dispute Resolution. With the exception of an action for injunctive relief, the Parties agree that in the event of a dispute arising hereunder, the Parties shall in good faith employ their commercially reasonable efforts to seek resolution of the dispute for a period of 30 days prior to initiating any suit, action or proceeding. In the event of the failure of the Parties to resolve the dispute during such period, any party may proceed with other legal remedies.

(iii) If any dispute remains unresolved after 30 days, then such dispute shall be decided by arbitration before a single arbitrator in accordance with the commercial arbitration rules of JAMS, which any Party may commence by delivering written notice to the other Parties. In the event of arbitration, the arbitrator shall be jointly appointed by the Parties involved in the dispute, or, if no arbitrator is jointly appointed within 10 days following a Party’s delivery of written notice of its intent to initiate arbitration, the arbitrator shall be appointed by JAMS. All parties involved in the dispute shall initially advance an equal share of the costs of arbitration (excluding each parties’ own attorneys’ fees and costs), with the arbitrator awarding all costs (including attorney fees) to the prevailing party or parties. The decision of the arbitrator shall be made using Delaware Law, shall be rendered by the arbitrator within 60 days after the submission of all evidence from all Parties to the arbitrator for decision, and shall be binding upon the Parties. If necessary, a judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction over the matter. Nothing in this section shall prohibit any Party from seeking temporary injunctive relief in a court of Law to preserve the status quo pending the outcome of these arbitration proceedings.

(iv) All mediations and arbitrations shall take place in Chicago, Illinois unless otherwise agreed to in writing by the Parties. The Parties shall have the right to conduct discovery as permitted by the arbitrator.

(v) AS NEEDED TO PRESERVE THE STATUS QUO PENDING ARBITRATION, OR TO ENFORCE ANY ARBITRATION AGREEMENT, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS, IN EACH CASE, LOCATED IN CHICAGO, ILLINOIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(vi) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(B).

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, electronically executed and delivered, and/or PDF signature pages shall be accepted as originals for all purposes hereof.

(d) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of Purchaser, Sellers and the Company. Any amendment or waiver effected in accordance with this section shall be binding upon the Company, Purchaser and Sellers (and any successors or assigns).

(e) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent (x) if to Purchaser or the Company, to the address set forth on the signature pages attached hereto, and (y) if to Sellers, to the address set forth on the signature pages attached hereto with respect to such Seller (or, in each case, at such other addresses as shall be specified by notice given in accordance with this Section 10(e)).

(f) Further Action. Each Party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(g) Entire Agreement. This Agreement, along with all Exhibits thereto, contains the entire understanding of the Parties with respect to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between the Parties hereto, relating to the subject matter hereof except as expressly referred to herein.

(h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) Independent Counsel. Each of Sellers, the Company, and Purchaser acknowledges that such Party has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his, her or its own choice and/or has voluntarily elected not to be represented by such counsel.

(j) Expenses. Except as expressly provided otherwise in this Agreement, Purchaser will pay all of their own legal, accounting and other expenses related to this Agreement, and Sellers will pay all of theirs and the Company’s legal, accounting and other expenses related to this Agreement until the Closing Date.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that a Party that is not in breach of its obligations under this Agreement may demand specific performance, in which case such Party shall be entitled to an injunction, to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

(l) Voluntary Execution of Agreement. This Agreement is executed voluntarily, without any duress or undue influence on the part of any Party or on behalf of any Party. Each Party hereto acknowledges that he, she or it: (i) has read this Agreement; (ii) understands the terms and consequences of this Agreement; and (iii) is fully aware of the legal and binding effect of this Agreement.

(m) Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

(i) “Act” means the Illinois Cannabis Regulation and Tax Act, 410 ILCS 705 and related regulations pertaining to craft grower facilities..

(ii) “Business Day” means any day except Saturday, Sunday, any statutory holiday in the State of Illinois or any other day on which the principal chartered banks in the State of Illinois are closed for business.

(iii) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation enacted prior to the date hereof.

(iv) “Code” means the Internal Revenue Code of 1986, as amended.

(v) “Contracts” means all contracts, agreements, licenses, commitments, obligations and understandings, in each case, whether written or oral.

(vi) “Covid Relief” means any legislation enacted or executive order issued in connection with the COVID-19 pandemic, including (i) the CARES Act, (ii) the Continued Assistance Act, (iii) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time, and (iv) the Consolidated Appropriations Act of, 2021 which was signed into Law on December 27, 2020, as may be amended or modified from time to time, including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local Law.

(vii) “Federal Cannabis Laws” means any federal Law concerning the regulation or prohibition of cannabis.

(viii) “Indemnified Taxes” means (a) all Taxes of Sellers, (b) all Taxes imposed on or with respect to the Company for a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (determined, in the case of a Straddle Period, based on the principles of Section 6(d)(i)) (including, for the avoidance of doubt, the non-payment thereof), (c) any Taxes of any other person (other than the Company) for which the Company (or any predecessor thereof) is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (d) Taxes of any person (other than the Company) imposed on the Company as a transferee or successor where the relationship giving rise to the liability on the part of the Company existed or arose on or prior to the Closing Date, or by contract entered into on or prior to the Closing Date, (e) the portion of Transfer Taxes for which Sellers are responsible (if any) pursuant to Section 6(d)(ii), (f) all Taxes, including any recapture of credits with, deferred or imposed under any COVID Relief provision, and (g) any Taxes related to an adjustment pursuant to Section 481 of the Code (or similar provisions of state, local or non-U.S. Law) pursuant to an accounting method change occurring on or prior to the Closing Date.

(ix) “Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, order, certification standard, accreditation standard, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

(x) “Regulator” means the Illinois Department of Agriculture.

(xi) “Tax” means (i) all taxes, charges, fees, levies or other assessments (whether federal, state, local, or non-U.S.), including, without limitation, income, excise, franchise, real property, personal property (tangible or intangible), sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, license, lease, leasing, commercial, rent, severance, stamp, premium, windfall profits, environmental, capital stock, profits, escheat, unclaimed property, withholding, disability, registration, customs duties, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including, without limitation, any related charges, fees, interest, penalties, additions to tax or other assessments, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, any successor or transferee liability, or any liability pursuant to Contract, in respect of any items described in clause (i) or (ii) above.

(xii) “Tax Return” means any return, election, designation, form, declaration, report, claim for refund, information return, statement or any other document of any nature whatsoever relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

CANNEQUALITY LLC

By:	/s/ Stephanie Biegel
Name:	Stephanie Biegel
Title:	CEO
Address:	3728 N Wayne, Chicago IL 60613

SELLERS:

STEPHANIE BIEGEL, VERONICA SMITH, CLEOPATRA COWLEY, LISA SARGENT, and ELLIOT BERMAN

By:	/s/ STEPHANIE BIEGEL
Name:	STEPHANIE BIEGEL
Address:	3728 N Wayne, Chicago IL 60613

By:	/s/ VERONICA SMITH
Name:	VERONICA SMITH
Address:	6425 Bridle Path Drive Matteson, IL 60443

By:	/s/ CLEOPATRA COWLEY
Name:	CLEOPATRA COWLEY
Address:	8123 S Evans Ave Apt1, Chicago IL 60619

By:	/s/ LISA SARGENT
Name:	LISA SARGENT
Address:	2624 E. 74th Place Chicago IL 60649

By:	/s/ ELLIOT BERMAN
Name:	ELLIOT BERMAN
Address:	1503 cedar In. Northbrook IL 60062

[Signature Page to Membership Interest Purchase Agreement]

PURCHASER:

ROGUE EBC, LLC

By:	/s/ Andrew Boyens
Name:	Andrew Boyens
Title:	Authorized Person

Address:

Rogue EBC, LLC

Attn: Andrew Boyens

272 Deerpath Rd. Suite 320

Lake Forest, IL 60045

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

License

[Exhibit A to Membership Interest Purchase Agreement]

A-1

Exhibit B

Membership Interest Power

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby sells, assigns and transfers 100% of the membership interests of Cannequality, LLC, an Illinois limited liability company (the “Company” and such membership interests, the “Membership Interests”), standing in the undersigned’s name on the books of the Company and which may be represented by certificate (and if so, such certificate is delivered herewith), unto Rogue EBC, LLC, an Illinois limited liability company (the “Purchaser”), and does hereby irrevocably constitute and appoint Purchaser as its attorney-in-fact to transfer said membership interests on the books of the Company with full power of substitution.

Dated: __________________, 20__

MEMBER:

[______________]

This Membership Interest Power was executed pursuant to the terms of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Transferor (as defined in the Purchase Agreement), Purchaser and the Company, dated effective as of _____________________.

[Exhibit B to Membership Interest Purchase Agreement]

B-1

Exhibit C

Purchase Price Allocation

[Exhibit C to Membership Interest Purchase Agreement]

C-1

Exhibit D

Legal Due Diligence Request List

1.	Organization, Structure and Capitalization

(a)	The organizational documents and a capitalization table of the Company. Confirm the Company does not have any subsidiaries, sister companies, minority investments, joint ventures or strategic alliances.

(b)	Agreements relating to the ownership and control of the Company, including equityholder agreements, voting agreements and rights to acquire equity.

(c)	Agreements relating to any business acquisition, merger, sale or purchase of substantial assets or real property, equity financings, reorganizations and other material transactions within the last five years.

(d)	A list of any consents and notices required in connection with the consummation of the proposed acquisition pursuant to any law or regulation to which the Company is subject.

2.	Material Agreements

(a)	Agreements that contain provisions: (a) restricting the ability of the Company to compete, solicit or hire employees or solicit customers, suppliers or other business relationships (b) requiring minimum sales or purchases, take-or-pay or similar arrangements; (c) requiring consent for change in control or assignment, or otherwise triggering the loss of benefits or rights or granting rights in connection with a change of control; (d) most favored nation pricing; or (e) exclusivity in favor of a 3rd-party.

(b)	Agreements relating to the borrowing of money (including guaranties thereof), or relating to mortgaging, pledging or placing a lien on any of the Company’s assets.

(c)	Agreements between the Company and an affiliate or related party thereof, including any current or former director, officer, employee or equityholder (including their affiliates and relatives).

3.	Litigation and Contingencies

(a)	Documentation regarding any pending, threatened or resolved litigation, arbitration, administrative proceedings or governmental investigation or audit during the past five years by or against the Company or any of its affiliates or personnel, including a description of the dispute and nature of resolution. Confirm there are no outstanding orders, decrees or judgments affecting the Company.

(b)	A description of, and documentation pertaining to, any off-balance sheet or contingent liabilities.

4.	Cannabis License

(a)	Confirmation that the subject license (“License”) to be acquired is in good standing, all fees and renewal fees have been timely paid, and there are no liens or other forms of encumbrances against the License.

[Exhibit D to Membership Interest Purchase Agreement]

D-1

(b)	A copy of the application submitted to acquire the License.

5.	Real and Personal Property

(a)	A list and description of all real property leased by the Company (including addresses, square footage, values / rentals). Confirm the Company does not own real property.

(b)	A list and description of any agreements by which any Company entity permits any third-party to hold, occupy or operate any real property.

6.	Intellectual Property (“IP”)

(a)	A list of any IP owned by the company, whether registered or unregistered.

(b)	Confirmation the Company has not been subject to any IP related disputes or claims, including with respect to infringement or misappropriation of IP or disputes with third party IT providers.

(c)	Confirmation the Company has not been subject to any cybersecurity incidents, including malware intrusions, ransomware attacks, successful phishing incidents or other data breaches.

7.	Tax Returns

(a)	Copies of all tax returns prepared and filed by or on behalf of the Company.

[Exhibit D to Membership Interest Purchase Agreement]

D-2